EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of October 19, 2021, by and between vTv Therapeutics LLC, a Delaware limited liability company (the “Company”), and Deepa Prasad (the “Executive”), and for certain purposes specified herein, only, vTv Therapeutics Inc., a Delaware corporation (“vTv”).

WHEREAS, the Company desires to employ the Executive, and the Executive is willing to serve the Company for the period and upon such other terms and conditions of this Agreement.

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.          Employment, Duties and Acceptance.

1.1          Employment, Duties. The Company hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company as President and Chief Executive Officer of the Company, and to perform such other duties consistent with such position as may be assigned to the Executive by the Board of Directors of the Company (the “Board”). During the Term, the Executive shall report solely to the Board. The Executive shall be appointed to serve as a member of the Board on or within fifteen (15) days following the Effective Date.

1.2          Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability, to devote the Executive’s entire business time, energy and skill to such employment, and to use the Executive’s best efforts, skill and ability to promote the Company’s interests. The Executive further agrees to accept election, and to serve during all or any part of the Term, as an officer or director of the Company and of any Subsidiary or Affiliate of the Company, without any compensation therefor other than that specified in this Agreement, if elected to any such position by the shareholders or by the Board of any Subsidiary or Affiliate, as the case may be. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the Term, except as may be expressly approved in advance by the Board in writing, or unless set forth on Annex A hereto. The Executive shall be permitted to serve on the board of an entity that does not compete with the Company, subject to the advance approval by the Board and the Executive shall also be permitted to engage in charitable, community or personal investment activities; provided, that, such activities and investments do not conflict with or interfere with the Executive’s obligations under this Agreement and that such investments are in compliance with the Company’s policies and procedures.

1.3          Location. It is anticipated that the Executive shall be permitted to work remotely, subject to travel as required by the Company in order to full her responsibilities under this Agreement requirements on behalf of the Company (including but not limited to the Company’s headquarters).

2.          Term of Employment; Certain Post-Term Benefits.

2.1          The Term. This Agreement and the term of the Executive’s employment under this Agreement (the “Term”) shall become effective as of October 19 , 2021 (the “Effective Date”) and will continue until December 31, 2024 (the “Termination Date”), subject to earlier termination pursuant to Section 4.

2.2          End-of-Term Provisions. Prior to the end of the Term, the Company and the Executive shall meet to discuss whether the Term should be extended. The Company shall have the right at any time, however, to give written notice of non-renewal of the Term. In the event of non-renewal of the Term by the Company and the Executive’s employment is terminated by the Company after the end of the Term, other than (i) for Cause (as defined below) or (ii) due to death or Disability (as defined below), then such termination shall be treated as a termination without Cause and the NC Restricted Period (as such term is defined in Section 8 of this Agreement) shall be reduced to a period of one year post termination of employment (the “Reduced NC Restricted Period”). During such Reduced NC Restricted Period, the Executive shall receive as severance pay, an amount equal to the greater of (A) 50% of the payments set forth in Sections 4.4(i) and 4.4 (ii) or (B) severance and benefits in accordance with Company policy as in effect at that time, in each case payable in installments in accordance with the Company’s normal payroll practices, subject to Executive’s signing and not revoking the release of claims as set forth in Section 4.6. If the Executive’s employment is terminated by the Company after the end of the Term (x) for Cause, the Executive will not be entitled to receive any severance or other benefits or (y) due to death or Disability, the Executive will receive severance and benefits in accordance with Company policy as in effect at that time. If the Company is willing to extend the Term and the Executive does not agree to extend the Term, then upon termination of employment at or after the end of the Term, the NC Restricted Period shall not be reduced and the Executive shall not be entitled to receive any severance benefits with respect to such termination of employment. For the avoidance of doubt, except for the potential reduction in the duration of the NC Restricted Period, this Section 2.2 does not otherwise modify the terms of Sections 6 through 12 of this Agreement (collectively, the “Restrictive Covenants”) and the Executive shall, notwithstanding the termination of her employment with the Company, continue to be bound by the obligations contained therein.

3.          Compensation; Benefits; Equity.

3.1          Salary. As compensation for all services to be rendered pursuant to this Agreement during the Term, the Company agrees to pay the Executive a base salary, payable in accordance with the Company’s normal payroll practices, at the annual rate of not less than $650,000 less such deductions or amounts to be withheld as

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required by applicable law and regulations (the “Base Salary”). In the event that the Board, from time to time, increases the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute “Base Salary” for purposes of this Agreement.

3.2          Incentive Compensation.

3.2.1          Annual Cash Bonus. Commencing with the 2021 calendar year, the Executive shall be eligible to receive, to the extent earned based on individual and corporate performance as determined by the compensation committee of vTv (the “Compensation Committee”), an annual cash performance bonus (a “Cash Bonus”) in respect of each calendar year that ends during the Term. Executive’s Cash Bonus for each such calendar year shall equal 100% of her Base Salary in effect at the time such performance is evaluated (the “Target Cash Bonus”), with greater or lesser amounts (including zero) paid based upon individual and corporate performance as determined by the Compensation Committee. Subject to the Executive’s continued employment at the end of each applicable calendar year, the amount earned in respect of any Target Cash Bonus shall be determined by the Compensation Committee after the end of the calendar year for which such Target Cash Bonus is granted and shall be paid to the Executive on or prior to March 15th of the following calendar year; provided that the Executive shall be required to be employed on the payment date. Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that no Cash Bonus shall be required to be paid to Executive, if the Compensation Committee determines that the Company does not have sufficient cash liquidity to pay cash bonuses (after taking into account the Company’s current and projected future liabilities). For the 2021 calendar year, the Executive’s Cash Bonus, to the extent earned, shall be prorated based on the number of days the Executive was employed during the year by the Company divided by 365.

3.2.2          Equity Award. On or within ten days following the Effective Date, the Executive shall be granted a one-time equity award as set forth on Exhibit A. Commencing with calendar year 2024, the Compensation Committee, in its sole discretion, may grant the Executive additional equity or equity based awards.

3.3          Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers; provided, however, that the maximum amount available for such expenses during any period may be fixed in advance by the Board.

3.4          Vacation. During the Term, the Executive shall be entitled to a vacation period or periods of four (4) weeks during any calendar year taken in accordance with the vacation policy of the Company during each year of the Term.

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3.5          Fringe Benefits. During the Term, the Executive shall be entitled to all benefits for which the Executive shall be eligible under any qualified pension plan, 401(k) plan, group insurance or other so-called “fringe” benefit plan which the Company provides to its executive employees generally, which benefits may be amended, modified or terminated in the Company’s sole discretion.

4.          Termination.

4.1          Death. If the Executive dies during the Term, the Term shall terminate forthwith upon the Executive’s death. The Company shall pay to the Executive’s estate: (i) any Base Salary earned but not paid; (ii) a Pro Rata Cash Bonus (defined below), payable at the time and in the manner that Cash Bonuses are paid to other executives receiving such bonus payment ; and (iii) Cash Bonus for the year prior to the year in which the Executive dies if at the time of death the Executive has earned a Cash Bonus payment for such prior year and has not yet been paid such Cash Bonus, which prior year Cash Bonus will be paid at the time and in the manner such prior year Cash Bonus is paid to other executives receiving such prior year Cash Bonus. The Executive shall have no further rights to any compensation or any other benefits under this Agreement, except to the extent already earned and vested as of the day immediately prior to her death, or as is earned, vested, or accrued by virtue of her death. “Pro Rata Cash Bonus” shall mean a pro-rata portion of the Cash Bonus granted to the Executive for the year in which the date of termination occurs equal to a fraction, the numerator of which is the number of calendar days during such year through (and including) the date of termination and the denominator of which is 365, with such pro-rata portion earned in an amount based on the degree to which the applicable performance goals are achieved for the entire year in which the date of termination occurs.

4.2          Disability. If, during the Term the Executive is unable to perform her duties hereunder due to a physical or mental incapacity for a period of 6 months within any 12 month period (hereinafter a “Disability”), the Company shall have the right at any time thereafter to terminate the Term upon sending written notice of termination to the Executive. If the Company elects to terminate the Term by reason of Disability, the Company shall pay to the Executive promptly after the notice of termination: (i) any Base Salary earned but not paid, (ii) a Pro Rata Cash Bonus paid at the time and in the manner such Cash Bonus is paid to other executives receiving such bonus payment; and (iii) a Cash Bonus for the year prior to the year in which the Executive is terminated if at the time of termination the Executive has earned a Cash Bonus payment for such prior year and has not yet been paid such Cash Bonus, which prior year Cash Bonus will be paid at the time and in the manner such prior year Cash Bonus is paid to other executives receiving such prior year Annual Cash Bonus, in each case less any other benefits payable to the Executive under any disability plan provided for hereunder or otherwise furnished to the Executive by the Company. The Executive shall have no further rights to any compensation or any other benefits under this Agreement except to the extent already earned and vested as of the day immediately prior to her termination by reason of Disability, or as earned, vested, or accrued by virtue of her Disability.

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4.3          Cause. The Company may at any time by written notice to the Executive terminate the Term for “Cause” (as defined below) and, upon such termination, this Agreement shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except for any Base Salary earned but not paid prior to such termination. For the purposes of this Agreement, “Cause” means: (i) Executive’s failure or refusal to perform Executive’s duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness); (ii) any act by or omission of Executive constituting gross negligence or willful misconduct in connection with the performance of Executive’s duties that could reasonably be expected to materially injure the reputation, business or business relationships of the Company or any of its affiliates; (iii) perpetration of an intentional and knowing fraud against or affecting the Company or any of its affiliates or any customer, client, agent, or employee thereof; (iv) the commission by or indictment of Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning a United States-based indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made); or (v) the breach of a covenant set forth in this Agreement. A termination for Cause by the Company of any of the events described in this Section 4.3 shall only be effective on 15 days advance written notification, providing the Executive the opportunity to cure, if reasonably capable of cure within said 15-day period; provided, however, that no such notification is required if the Cause event is not reasonably capable of cure or the Board determines that its fiduciary obligation requires it to effect a termination of the Executive for Cause immediately.

4.4          Termination by Company without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or by the Executive for Good Reason (as defined below), the Term shall terminate and the Executive shall receive: (i) as severance pay, an amount equal to six months Base Salary (equal to $325,000 in the aggregate) payable in installments in accordance with the Company’s normal payroll practices over such six month period, (ii) continuation for a 6-month period following the date of termination of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and the Executive as in effect on the date of termination (provided that the Company shall not be required to pay any portion of the premium if such payment would result in penalty taxes imposed on the Company), and (iii) a Cash Bonus for the year prior to the year in which the Executive is so terminated if at the time of termination the Executive has earned a Cash Bonus payment for such prior year and such Cash Bonus has not yet been paid, which prior year Cash Bonus will be paid at the time and in the manner such prior year Cash Bonus is paid to other executives receiving such prior year Cash Bonus. The Company's obligations pursuant to this Section 4.4 are subject to the Executive's duty to mitigate damages by seeking other employment provided, however, that the Executive shall not be required to accept a position of lesser importance or of substantially different character than the position held with the Company immediately prior to the effective date of termination. To the extent

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that the Executive shall earn compensation during the six month period post termination of employment (without regard to when such compensation is paid), the severance pay of base salary payments to be made by the Company pursuant to this Section 4.4 shall be correspondingly reduced but not below zero. The Executive shall have no further rights to any compensation or any other benefits under this Agreement. For purposes of this Agreement, "Good Reason" means, without the advance written consent of the Executive: (i) a reduction in Base Salary, (ii) a material and continuing reduction in the Executive’s responsibilities or (iii) if on or during the 12 month period following a Change- in-Control, the Executive is required to relocate to a principal place of employment which increases her one way commute by more than 50 miles (provided that it shall not constitute Good Reason under this clause (ii) if the Executive is permitted to work remotely); provided, that, a termination by the Executive for Good Reason under clauses (i), (ii) or (iii) shall be effective only if the Executive provides the Company with written notice specifying the event which constitutes Good Reason within thirty (30) days following the occurrence of such event or date the Executive became aware or should have become aware of such event and the Company fails to cure the circumstances giving rise to Good Reason within 30 days after such notice.

4.5          Termination by the Executive other than for Good Reason. The Executive is required to provide the Company with 30 days’ prior written notice of termination to the Company. Subject to Section 4.4, upon termination of employment by the Executive, the Term shall terminate and the Executive shall receive any Base Salary earned but not paid prior to such termination and shall have no further rights to any compensation (including any Base Salary or Cash Bonus) or any other benefits under this Agreement, except to the extent already earned and vested as of the day immediately prior to such termination.

4.6          Release. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments, other than payment of any accrued and unpaid Base Salary to which the Executive is entitled under this Section 4 are conditioned upon and subject to the Executive’s execution of a general waiver and release (for the avoidance of doubt, the Restrictive Covenants shall survive the termination of this Agreement), in such form as may be prepared by the Company of all claims, except for such matters covered by provisions of this Agreement which expressly survive the termination of this Agreement. Notwithstanding anything to the contrary, the severance payments and benefits are conditioned on the Executive’s execution, delivery and nonrevocation of the general waiver and release of claims within fifty-five (55) days following the Executive’s termination of employment (the “Release Condition”). Payments and benefits of amounts which do not constitute nonqualified deferred compensation and are not subject to Section 409A (as defined below) shall commence five (5) days after the Release Condition is satisfied and payments and benefits which are subject to Section 409A shall commence on the 60th day after termination of employment (subject to further delay, if required pursuant to Section 4.7.2 below) provided that the Release Condition is satisfied.

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4.7          Section 409A.

4.7.1          This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code,” and such section, “Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. If either party notifies the other in writing that one or more provisions of this Agreement contravenes any Treasury Regulations or guidance promulgated under Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree, reasonably and in good faith are necessary or desirable, to (i) maintain to the maximum extent reasonably practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment and (ii) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon the parties.

4.7.2          To the extent the Executive would otherwise be entitled to any payment or benefit under this Agreement, or any plan or arrangement of the Company or its Affiliates, that constitutes a “deferral of compensation” subject to Section 409A and that, if paid during the six (6) months beginning on the date of termination of the Executive’s employment, would be subject to the Section 409A additional tax because the Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment or benefit will be paid or provided to the Executive on the earlier of the first day following the six (6) month anniversary of the Executive’s termination of employment or death.

4.7.3          Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.

4.7.4          Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the

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third calendar year following the calendar year in which the Executive’s “separation from service” occurs.  To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

5.          Restrictive Covenant Acknowledgments; Reasonableness.

The Executive acknowledges that (i) her employment and job duties for the Company, including under this Agreement, have resulted and will continue to result in the Executive’s access and exposure to, and familiarity with, Confidential Information (as such term is defined in Section 9 of this Agreement) and that the disclosure or unauthorized use of such Confidential Information by the Executive will injure the Company’s business; (ii) the Company’s business would suffer great competitive harm if its Confidential Information should be disclosed to its competitors or to the general public, and the Company would also suffer great harm if the Executive were to exploit the relationships which have been established with the Company’s customers for the benefit of a competitor; (iii) the Company is entering into this Agreement in order to prevent the disclosure of trade secrets and other competitively sensitive information relating to the Company’s business, and in order to facilitate and induce the disclosure of Confidential Information among employees of the Company with the assurance that such information will not be used in unfair competition against the Company; (iv) she has had the opportunity to be represented by counsel in the negotiation and execution of this Agreement; and (v) that the covenants set forth in Sections 6 through 12 of this Agreement are reasonable in terms of duration, scope and area restrictions and are necessary for the protection of the legitimate business interests of the Company and its Affiliates. If, at the time of enforcement of such covenants, a court shall hold that the duration, scope or area restrictions stated therein are unreasonable under circumstances then existing, the Executive and the Company agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the covenants to cover the maximum period, scope and area permitted by applicable law. For purposes of Sections 5 through 10, 12, 14 and 14 of this Agreement, the term “Company” shall include the Company, its Subsidiaries and its Affiliates.

6.          Covenants Relating to Ownership of Notes, Records and Documents.

All memoranda, notes, records and other documents (and copies thereof), whether in hard copy or electronic format, made or compiled by the Executive or made available to the Executive during her employment concerning the business of the Company,

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including, without limitation, all technical or scientific data, ideas, intellectual property, records, notes, experiment books, bidding data and other technical material of the Company shall be the Company's property; provided, that, the Executive shall be entitled to keep a copy of this Agreement and compensation and benefit plans to which the Executive is entitled to receive benefits thereunder. All such property shall be delivered to Company on the date of termination of the Executive’s employment or upon request at any time by the Company, regardless of whether such property contains Confidential Information.

7.          Non-Solicitation Covenants.

7.1          During (i) the Executive’s employment with the Company and (ii) for a period of two (2) years following termination of the Executive’s employment for any reason (the “NS Restricted Period”), the Executive shall not, directly or indirectly, solicit, divert or take away (or attempt to solicit, divert or take away) the business of any client, customer or supplier of the Company (each such party, a “Restricted Party”) or encourage any Restricted Party to cease doing business with the Company or to reduce the amount of business such Restricted Party does with the Company.

7.2          Executive shall not, for the duration of the NS Restricted Period, directly or indirectly, solicit or encourage (or cause to be solicited or encouraged) any person who (i) is an employee of, or consultant then under contract with, the Company or (ii) who was an employee of, or consultant with, the Company within the six-month period preceding such solicitation, to cease employment with, or the provision of services to, the Company.

8.          Noncompetition Covenant.

In support of the Executive’s commitment to maintain the confidentiality of the Company’s Confidential Information, (i) during the Executive’s employment with the Company and (ii) for a period of two (2) years following termination of the Executive’s employment for any reason (the “NC Restricted Period”), the Executive shall not, directly or indirectly, (a) enter the employ of, or render services to (including as a salesperson, consultant or in strategic planning role), any “Competing Business” within the “Territory” (as such terms are defined below), (b) engage in any Competing Business within the Territory for her own account, or (c) become interested in a Competing Business within the Territory as a partner, shareholder (whether or not a controlling shareholder), director, officer, principal, agent, trustee, or in any other relationship or capacity. For purposes of this Agreement, “Competing Business” shall be defined as any business that engages in clinical research in drug development; provided, however, that this definition shall only apply to clinical research and development activities which involve products and services similar to those provided by the Company during the Term or which, during the Term, the Company anticipates providing; provided, that, as applied to conduct by the Executive following the Term, a Competing Business shall only include such activities that the Company was engaged in, or that the Company anticipated engaging in, as of the last day of the Term. For purposes of this Agreement, “Territory”

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shall be defined as each and all of the geographic areas and locations where (x) the Company carries on or transacts its business, (y) the Company sells or markets its products or services, or (z) the Company’s customers are located.

9.          Covenant Not to Disclose Confidential Information.

The Executive agrees that she has not and shall not, at any time during or after the Term, use, reveal or divulge (i) any trade secrets (as defined under applicable state law), (ii) any other confidential information, including business plans, customer information, formulae, financial information, pricing information, technical scientific data, technical processes clinical or pre-clinical data, protocols, research projects, results, information technology programs or processes, database, or other information which the Company deems to be confidential or commercially sensitive, or (iii) any material confidential information whatsoever concerning any director, officer, employee, shareholder, partner, customer or agent of the Company or their respective family members learned by the Executive heretofore or hereafter (clauses (i) through (iii), collectively, “Confidential Information”).

10.          Non-disparagement Covenant.

Executive agrees that, during the Executive’s employment with the Company and at all times thereafter, the Executive shall not issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or the customers, employees, directors, managers, officers, products, partners, shareholders or services of the Company; provided, that, nothing herein shall prohibit the parties from providing truthful testimony if such testimony is required by law. vTv agrees that, during the Executive’s employment with the Company and at all times thereafter, vTv will instruct its senior officers and directors not issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Executive.

11.          Inventions Covenant.

11.1          During the course of employment, the Executive agrees to promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulae, processes, algorithms, compositions of matter, computer software programs, databases, mask works, and trade secrets (“Inventions”) that the Executive makes or conceives or first reduces to practice or creates, either alone or jointly with others, whether or not in the course of her employment, and whether or not such Inventions are patentable, copyrightable, or protectable as trade secrets.

11.2          The Executive understands that, under copyright laws, any copyrightable works prepared by the Executive within the course and scope of her employment is “works for hire.” Consequently, the Company will be considered the author and owner of such works.

11.3          The Executive agrees that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result

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from work performed by the Executive for the Company, or (c) relate to the Company’s business or current or anticipated research and development, will be the sole and exclusive property of the Company. The Executive hereby assigns and agrees to transfer to the Company any and all intellectual property, including all intellectual property rights, registrations, trade secrets rights as well as worldwide rights in any intellectual property or other forms of protection.

11.4          The Executive also waives and agrees never to assert any “Moral Rights” the Executive might have in or with respect to any Invention even after the Executive leaves the Company. “Moral Rights” means any right (or similar right existing under the judicial or statutory law of any country or treaty) to claim authorship of any Invention, to object or prevent modification of any Invention, or to withdraw from circulation or to control the publication distribution of any Invention.

11.5          The Executive agrees to execute, acknowledge, make and deliver to Company or its attorneys, without additional compensation, but without expense to the Executive, any and all instruments, including, without limitation, United States and foreign patent applications, trademark and copyright applications, applications for securing, protecting or registering any property rights embraced within this Agreement, powers of attorney, assignments, oaths or affirmations, supplemental oaths and sworn statements, and to do any and all lawful acts that, in the judgment of the Company or its attorneys, may be necessary or desirable to vest in or secure for, or maintain for the benefit of, the Company, adequate patent and other property rights in the United States and all foreign countries with respect to any and all such Inventions.

11.6          The Executive has attached hereto a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by the Executive prior to employment with the Company (collectively referred to as “Prior Inventions”), which belong to the Executive, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, the Executive represents that there are no such Prior Inventions. The Executive agrees that she will not incorporate, or permit to be incorporated, any Prior Invention owned by the Executive or in which she has an interest into a Company product or process without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of the Executive’s employment, the Executive incorporates into a Company product or process a Prior Invention owned by the Executive or in which she has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product or process.

12.          Property of the Company.

The Executive acknowledges that from time to time in the course of providing services pursuant to this Agreement she shall have the opportunity to inspect and use certain property, both tangible and intangible, of the Company, and the Executive hereby agrees that said property shall remain the exclusive property of the Company, and the

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Executive shall have no right or proprietary interest in such property, whether tangible or intangible, including, without limitation, the Company's customer and supplier lists, contract forms, books of account, computer programs and similar property. The Executive acknowledges and agrees that she has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages and voice messages) and that the Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice. The Executive further agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel without notice.

13.          Cooperation.

The Executive agrees that during and after her employment with the Company, the Executive will assist the Company in the defense of any claims or potential claims that may be made or threatened to be made against the Company in any action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise (each, an “Action”), and will assist the Company in the prosecution of any claims that may be made by the Company in any Action, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Company. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any such Action. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its Affiliates (or their actions) to the extent that such investigation may relate to the Executive’s employment or the period of the Executive’s employment by the Company, regardless of whether a lawsuit has then been filed against the Company with respect to such investigation. The Company shall reimburse the Executive for the Executive’s reasonable out-of-pocket expenses associated with such cooperation following her termination of employment.

14.          Remedies.

14.1          The Executive and the Company agree and acknowledge that any breach or threatened breach of this Agreement by the Executive would result in continuing material and irreparable harm and injury to the Company and/or its Affiliates, and because either (i) money damages will not provide an adequate remedy to the Company or (ii) it would be difficult or impossible to establish the full monetary value of such damages, the Company shall be entitled to equitable relief (including, without limitation, specific performance, account for profits, or injunctive relief) in the event of the Executive’s breach or threatened breach of this Agreement. Any equitable relief is in addition to any other available remedy, including, damages. In connection with the bringing of any legal or equitable action for the enforcement of this Agreement, the Company shall be entitled to recover, regardless of whether the Company seeks equitable relief, and regardless of the nature of the relief afforded, such reasonable attorneys’ fees and expenses as the Company may incur in such legal action.

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14.2          In addition to any other remedy which may be available (i) at law or in equity or (ii) pursuant to any other provision of this Agreement, the continued payments by the Company of Base Salary and the regular premium for group health benefits pursuant to Section 4.4 (as modified by Section 2.2, if applicable) will cease as of the date on which such violation first occurs. In addition, if the Executive breaches any of the Restrictive Covenants and the Company obtains injunctive relief with respect thereto (that is not later reversed or otherwise terminated or vacated by judicial order), the period during which the Executive is required to comply with that particular covenant shall be extended by the same period that the Executive was in breach of such covenant prior to the effective date of such injunctive relief.

14.3          Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit Executive from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the United States Congress, any state legislative and executive agency, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures.

15.          Executive Representation.

15.1          The Executive hereby represents and warrants that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate, or cause a default under any agreement, contract, or instrument to which the Executive is a party or any judgment, order, or decree to which the Executive is subject and (ii) the Executive is not a party or bound by any other employment agreement, noncompetition agreement, or confidentiality agreement with any other person or entity, other than the Company. The Executive further represents that she shall provide a copy of this Agreement to any new employer during the Term and for three (3) years thereafter and that the Company shall have a right to provide a copy of this Agreement to any new employer of the Executive during such period.

15.2          Prior to execution of this Agreement, the Executive was advised by the Company of the Executive’s right to seek independent advice from an attorney of the Executive’s own selection regarding this Agreement. The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel and has in fact consulted with counsel. The Executive further represents that in entering into this Agreement, the Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that the Executive is relying only upon the Executive’s own judgment and any advice provided by the Executive’s attorney. The Executive acknowledge and agrees that she was represented by counsel and expressly agrees to all the provisions in this

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Agreement, including, without limitation, the governing law, venue and forum in Section 17.

16.          Notices.

All notices, requests, consents, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company, to:

vTv Therapeutics LLC
3980 Premier Drive, Suite 310
High Point, NC 27265
Attention: Chairperson of the Board

If to vTv, to:

vTv Therapeutics Inc.
3980 Premier Drive, Suite 310
High Point, NC 27265
Attention: Chairperson of the Board

If to the Executive, to:

Such address as shall most currently appear on the records of the Company.

17.          Governing Law; Dispute Resolution.

17.1          It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Delaware.

17.2          Each party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to this Agreement (a “Proceeding”) shall be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the “Chosen Courts”) and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceeding and that any such Proceedings shall only be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and

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further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

17.3          Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the parties hereto irrevocably and unconditionally agrees that (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of said agent, (ii) service of process may also be made on such party by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in Section 16 of this Agreement, as such address may be changed from time to time pursuant hereto, and (iii) service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

18.          General.

18.1          JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

18.2          Continuation of Employment. Unless the parties otherwise agree in writing, continuation of the Executive’s employment with the Company beyond the expiration of the Term shall be deemed an employment “at will” and shall not be deemed to extend any of the provisions of this Agreement, and the Executive’s employment may thereafter be terminated “at will” by the Executive or the Company and the Executive will be entitled to fringe benefits which the Executive is eligible to receive for so long as the Executive continues to be employed with the Company and the Executive shall be eligible for severance in accordance with the terms of the Company’s severance policy then in effect. Notwithstanding the foregoing, the Executive shall be subject to the Restrictive Covenants set forth in Sections 6 through 12 of this Agreement for the NC Restricted Period, the NS Restricted Period, the Reduced NC Restricted Period, or such other duration specified in the section of this Agreement applicable to such Restrictive Covenant, as applicable.

18.3          Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

18.4          Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the Executive’s employment by the

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Company, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the Executive’s employment by the Company and its Affiliates including, without limitation, effective as of the Effective Date (any term sheets), and any severance, retention, change in control or similar types of benefits. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

18.5          Assignment; Successors. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder (i) to any Affiliate or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of the business or assets of the Company; in any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets. For the avoidance of doubt, the Company may assign this Agreement to vTv in connection with any internal reorganization.

18.6          Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

18.7          Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.

19.          Subsidiaries and Affiliates.

19.1          As used herein, the term “Subsidiary” shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term “Affiliate” shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

[Remainder of Page Intentionally Left Blank]

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ANNEX A

Executive currently serves in the following roles

1.	Member of the board of directors and audit committee member of Design Therapeutics (NASDAQ: DSGN).
2.	Independent Advisor to Equilibre Biopharmaceuticals
3.	Independent Advisor to Graviton Biosciences

In addition, Executive will be permitted to serve in the following roles

Advisor to other companies; if the Board concludes that such advisory role does not create a conflict of interest or materially interfere with your duties and responsibilities to the Company.

Subject to the advance approval of the Board, the Executive shall be permitted to serve as a member of the board of directors of other public companies.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VTV THERAPEUTICS LLC

By:	/s/ Robin E. Abrams
Name: Robin E. Abrams
Title: Executive Chair

For purposes of Sections 3.2.2 hereof, only:

VTV THERAPEUTICS INC.

By:	/s/ Robin E. Abrams
Name: Robin E. Abrams
Title: Executive Chair

/s/ Deepa Prasad
Deepa Prasad

[Signature Page to Prasad Employment Agreement]